Exhibit 99.1

SAMSON OIL & GAS REFINANCING

Denver April 10th, 2019, Perth April 11th 2019

Samson Oil and Gas USA, Inc., a wholly owned subsidiary of Samson Oil and Gas Limited (ASX:SSN and OTCQB:SSNYY) has closed a $33.5 million refinancing with AEP I FINCO LLC. The new facility has a 5 year term and an interest rate of LIBOR plus 10.5%.

The proceeds of the new debt facility will be used to retire the existing line of credit, repay outstanding creditors and provide working capital to pursue an infill development drilling program.

The development drilling program is expected to commence in approximately two weeks with the drilling of the first Gonzales Proved Undeveloped (PUD) location. The drilling program is designed to drill two 5,000 ft. horizontal laterals from the existing Gonzales #1-8H well bore. This well has 5 ½ inch casing set horizontally at 9,711 ft. MD within the objective Ratcliffe Formation. The existing development consists of a single 5,300 ft. lateral drilled with a single 640 acre spacing unit. The two new well bores will be directionally drilled to access the balance of the 640 acre spacing unit.

The initial two laterals at the Gonzales location will be drilled by PowerDrill’s rig #101. Samson has run an inflatable packer to a depth of 10,411 ft. (measured depth) and we will commence injection of produced water in 24 hours, after the packer has time to inflate. This water injection is aimed at establishing additional reservoir pressure that will aid the directional drilling operation.

The ability to drill out of an existing wellbore has made the economics of these development wells extremely attractive, with an estimated drilling cost around $0.5 million and the resulting ability to use existing surface facilities associated with the existing well.

The estimated net present value of each lateral, is $1.2 million representing a rate of return of 340%. The recent appreciation in the price of crude has added considerable value to this and future drilling opportunities.

The next 12 months will see a total of 8 similar lateral wells to the Gonzales wells drilled within the Home Run Field, which is the largest (by area) of the oil fields in Samson’s portfolio. Samson has the ability to dispose of the produced water within a pressure maintenance facility that it owns in the adjacent Mays well, minimizing one of the significant costs of production. Samson has in its portfolio a total of 26 PUD locations that will provide an excellent growth platform. The debt funding that has been achieved in this transaction will provide sufficient working capital to initiate and maintain the planned development drilling program.

In connection with the new debt facility, Samson has entered into swap arrangements for 770,000 barrels of oil, essentially fixing its price at a weighted average of $55.45.This volume represents approximately 85% of Samson’s currently expected Proved Developed Producing (PDP) reserves.

Importantly, however, none of the expected PUD production has been swapped, though Samson is required to maintain an 85% swapped volume on a go forward basis. These future swap prices are currently projected to be around $63 per barrel.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

The estimated reserves quoted in this release were prepared by a practitioner with 22 years of industry experience in geologic and engineering review and analysis and a Bachelor of Science in Geological Engineering from Colorado School of Mines using deterministic methods and presented as incremental quantities.. Additionally, the Chief Executive Officer, Terry Barr, who is responsible for overseeing the preparation of the Company’s reserves report, is a petroleum geologist with an Associateship in Applied Geology and over 45 years of relevant experience.

SAMSON OIL & GAS LIMITED

For further information please
TERRY BARR	Terry Barr, CEO on
Managing Director	303 296 3994 (US office)

About the Lender: AEP I FINCO LLC is a lending vehicle managed by Anvil Energy Partners, a Houston and New York based credit manager. Anvil Energy services E&P customers requiring $10mm to $35mm+ of first lien debt for refinance, acquisition and development opportunities.

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risks that the anticipated sales transaction will not close or that the purchase price will be materially reduced on account of potential liabilities uncovered during due diligence as well as uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN